EXHIBIT 10.10

EMPLOYMENT AGREEMENT

made as of October 6, 2016

between

CRISPR Therapeutics AG, company number CHE-494.642.722, Aeschenvorstadt 36, CH-4051 Basel

(hereinafter referred to as “the Company”)

and

Rodger Novak, Oberwilerstrasse 26, CH-4054 Basel

(hereinafter referred to as “Executive”)

(Together hereinafter referred to as “the Parties” or individually as “the Party”)

WHEREAS, with the completion of the contemplated initial public offering of the Company (“IPO”), the Company will subject to the Swiss act against excessive remunerations by listed companies;

WHEREAS, that the employment relationship of the Executive with the Company has started on 1 November 2013;

WHEREAS, in connection with the IPO, the Parties agree to amend the employment agreement dated November 2013 (the “Agreement”), with such amendment to become effective with such IPO;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Position and Duties. During the period which the Executive is employed pursuant to this Agreement (the “Employment Period”), the Executive shall serve as the Chief Executive Officer of the Company (the “CEO”), and shall have responsibilities and duties consistent with such position and such other responsibilities and duties which are not inconsistent with the Executive’s skills and experience or his ability to discharge his responsibilities as Chief Executive Officer as may from time to time be prescribed by the Board of the Company. The Executive shall devote the Executive’s full working time and

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efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may engage in charitable or other community activities or, to the extent specifically approved by the Board in each case, other profit-oriented activities, as long as such services and activities do not materially interfere with the Executive’s performance of the Executive’s duties to the Company as provided in this Agreement.

2. Place of Work. During the Employment Period, the Executive’s principal place of employment will be primarily Basel, Switzerland; however, the Company may require the Executive to travel temporarily to other locations in connection with the Company’s business.

3. Working Time. The Executive’s employment is full-time. He shall perform all duties as required by the Company. Any overtime work shall be fully deemed compensated by the Executive’s Base Salary; the Executive shall neither be entitled to further financial compensation nor to compensation in form of paid leave for any overtime work.

4. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, the Company shall pay the Executive, as compensation for the performance of the Executive’s duties and obligations under this Agreement, an annual base salary in an amount in CHF equivalent to USD 502’000 (the “Base Salary”) payable in a manner that is consistent with the Company’s usual payroll practices for senior executives. The Executive’s Base Salary shall be reviewed annually by the Company’s Board of Directors (the “Board”) or the Compensation, Nomination and Corporate Governance Committee of the Board (the “Committee”) for increase, if any, which in the sole discretion of the Board or, to the extent delegated by the Board, the Committee is merited or necessary to maintain a competitive Base Salary for the Executive. After any such increase, Base Salary as used herein shall thereafter refer to the increased amount. The Base Salary shall not be reduced at any time without the express written consent of the Executive.

(b) Annual Bonus. During the Employment Period, the Executive shall be eligible to receive an annual target bonus (a “Bonus”) if, as reasonably determined by the Board or, to the extent delegated by the Board, the Committee, one or more of the performance targets annually determined by the Board or the Committee (“Performance Targets”) is achieved. If all of the Performance Targets are achieved, the Bonus will be not less than fifty percent (50%) of the Executive’s Base Salary (the “Target Bonus”) or such greater amount as is determined by the Board or Committee as applicable. In the event that less than all of the Performance Targets are met by Executive, the Bonus paid in respect of this paragraph may be less than the Target Bonus (50% of the Base Salary). Except as set forth in Section 6(a) hereof, the Executive must be employed by the Company on the day any such earned Bonus is paid which shall be not later than 2 1⁄2 months after the end of each calendar year. The Executive’s target bonus opportunity as percentage of Base Salary may be reviewed periodically and upwardly adjusted in the sole discretion of the Board or, to the extent delegated by the Board, the Committee. After any such increase, the term “Target Bonus” shall refer to the increased amount. The Target Bonus shall not be reduced at any time without the express prior written consent of the Executive.

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(c) Equity Compensation. The Executive shall be eligible to participate in the Company’s discretionary bonus scheme including equity awards according to its terms and conditions, as defined by the Company from time to time in its own discretion. Both entitlement to a discretionary bonus and its amount and form (equity or other) shall be determined by the Company in its own discretion.

(d) Approval by Shareholders’ Meeting and Mandatory Law. Any compensation (including bonus, equity awards and fringe benefits) to be paid under this employment agreement, is, to the extent requited by Swiss laws and the Company’s Article of Association, subject to approval by the general meeting of shareholders’ of the Company. In the event of a conflict between the employment agreement and applicable mandatory Swiss law, the Company shall have the right to unilaterally modify the employment agreement to the extent necessary to comply with mandatory law with immediate effect.

(e) Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(f) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement currently maintained or which may, in the future, be made available by the Company generally to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Section 2(f) in respect of any calendar year during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which the Executive is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

(g) Vacations. The Executive shall be entitled to accrue up to 25 paid vacation days in each year, which shall be accrued ratably. In other respects, the Company’s vacation policy shall apply to vacations.

(h) Accident and Disability Insurance. In case of temporary or permanent inability to work due to an accident, the Base Salary will be covered by any compulsory and additional accident insurance (UVG) the Company has in place. The coverage will be subject to any applicable laws, rules and regulations related to the policy at any time. The costs of work related accident insurance are borne by the Company; those for non-work related accident insurance are shared equally between the Company and the Executive. The Company may establish a long-term disability plan (Krankentaggeldversicherung), which guarantees reimbursement of 80% of Executive’s salary from the 30th day of disability for 720 days. Should the insurance, for what reason whatsoever, not pay such insurance benefits, art. 324a of the Swiss Code of Obligations shall apply. In any case, the insurance cover ends at the end of employment. The premiums for the long-term disability plan shall

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be borne equally by the Company and the Executive. The terms and conditions of all insurances are described in the respective policies, a copy of which has been handed out to the Executive separately.

5. Termination

(a) Ordinary Termination. The employment shall continue for an indefinite period of time and may be terminated by either Party at any time with a notice period of 12 months, effective as per the end of a calendar month. Upon service of notice, the Executive shall resign from all offices and functions assumed in relation to this Employment Agreement effective upon first request of the Company. The Company may replace the Executive’s position immediately after either Party has served notice of Ordinary Termination and direct the Executive to perform other work during the notice period. Any termination of the Executive’s employment under this Agreement that does not constitute a termination for Cause by the Company under Section 5(d) or a termination for Cause by the Executive under Section 5(e) and does not result from the death or disability of the Executive under Section 5(b) or (c) shall be deemed an “Ordinary Termination”.

(b) Death. The Employment Period and the Executive’s employment hereunder shall terminate upon his death.

(c) Disability. The Company may terminate the Employment Period and the Executive’s employment with a notice period of 3 months if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician mutually acceptable to Executive and Company as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. If the Executive and the Company cannot agree as to a qualified physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. Nothing in this Section 5(c) shall be construed to waive the Executive’s rights, if any, under existing law, regulation or insurance contract.

(d) Termination for Cause by the Company. The Company may terminate the Employment Period and the Executive’s employment hereunder for good cause (“Cause”) as defined in art. 337 Swiss Code of Obligations1. For purposes of this Section 5(d), “Cause” shall include the following: (i) conduct by the Executive constituting a material

[1]	Art. 337 para 2 Swiss Code of Obligations: good cause generally includes any circumstance which renders the continuation of the employment relationship in good faith unconscionable for the party giving notice.

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act of misconduct in connection with the performance of the Executive’s duties that results in material harm to the Company, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the Executive’s indictment for, conviction of or plea of guilty or nolo contendre to (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) continued non-performance by the Executive of the Executive’s material responsibilities hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the CEO; (iv) a breach by the Executive of any of the material provisions contained in this Agreement or the material obligations arising pursuant to the Confidentiality and Assignment Agreement (as hereinafter defined); (v) a material violation by the Executive of any of the Company’s written employment policies, which if possible to cure is not cured within 30 days following written notice of such violation; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; provided that the exercise by Executive of his rights under Swiss law shall not constitute a breach of this Subsection (vi); (vii) any other behavior of the Executive that renders the continuation of the employment relationship in good faith unconscionable for the Company. For the avoidance of doubt, any termination by the Company for Cause, whether if justified or not, will terminate the Employment Period immediately

(e) Termination for Cause by the Executive. The Executive may terminate the Employment Period and his employment hereunder for good cause as defined in art. 337 Swiss Code of Obligations. For the avoidance of doubt, any termination by the Executive for Cause, whether if justified or not, will terminate the Employment Period immediately.

6. Compensation Upon Termination.

(a) Termination Generally. Upon the last day of employment of this Agreement, the Company shall pay the Executive (or his estate): (i) the Base Salary due to the Executive through the Date of Termination; (ii) any vacation days that accrued through the Date of Termination; (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination. In addition, except upon (i) justified termination for Cause by the Company, (ii) unjustified termination for Cause by the Executive or (iii) a termination under Section 5(c), the Company shall also pay to the Executive an amount equivalent to the Target Bonus and vesting of all stock options and stock based awards shall continue to vest from the date notice of termination is given until the Date of Termination.

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(b) Release of Claims and Vesting. In the event a notice of termination of (i) an Ordinary Termination, (ii) an unjustified termination for Cause by the Company or (iii) a justified Termination for Cause by the Executive occurs during the Change in Control Period, and subject to the Executive signing, within 30 days following the notice of termination, a Release of Claims in a form reasonably required by the Company (the “Release”) and the Release becoming effective and non-revocable 30 days after the end of the Employment Period, all stock options and stock-based awards held by the Executive as of the date of the notice of termination, shall vest and become exercisable or nonforfeitable. Notwithstanding the foregoing, if, at the time of a Change in Control, the Company determines in its sole discretion, in reliance upon an opinion of counsel in form and substance satisfactory to the Company, that the acceleration in the prior sentence would not be permissible under applicable law, then in lieu of the acceleration in the prior sentence, all stock options and stock-based awards held by the Executive as of the date of such Change in Control, shall vest and become exercisable or nonforfeitable as of the date of such Change in Control.

(c) For purposes of this Agreement “Date of Termination” shall mean:

(i) the date of death if the Executive’s employment is terminated by death;

(ii) the date on which notice of termination is given if the Executive’s employment is terminated by the Company for justified Cause under Section 5(d)

(iii) the date on which notice of termination is given if the Executive’s employment is terminated by the Executive for unjustified Cause under Section 5(e);

(iv) the last day of the 3rd month following the date on which the notice of termination of the Executive’s employment was given by the Company on account of disability under Section 5(c);

(v) in an Ordinary Termination, the last day of the 12th month following the date on which the notice of termination of the Executive’s employment was given by the Company or the Executive as applicable;

(vi) the last day of the 12th month following the date on which the notice of termination was given by the Company for unjustified Cause under Section 5(d);

(vii) the last day of the 12th month following the date on which the notice of termination was given or by the Executive for justified Cause under Section 5(e).

7. Garden Leave.

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(a) Upon receipt by either Party of the notice of Ordinary Termination, the Company shall, upon request of the Executive, release the Executive from his working obligations (“Garden Leave”) within 15 days after receipt of such request. During the Garden Leave the Executive may enter into consulting arrangements and accept board positions, the resulting compensation shall accrue to the Executive and shall not reduce the Company’s obligation pursuant to this Agreement. For the avoidance of doubt, the Company may release the Executive from his working obligations at any time.

(b) Change in Control. Upon receipt by either Party of the notice of Ordinary Termination during a period of 18 months after a Change in Control becomes effective (the “Change in Control Period”), upon request of the Executive, the Company shall put the Executive on Garden Leave within 15 days after receipt of such request. During the Garden Leave the Executive may enter into consulting arrangements and accept board positions, the resulting compensation shall accrue to the Executive and shall not reduce the Company’s obligation pursuant to this Agreement. For the avoidance of doubt, the Company may release the Executive from his working obligations at any time.

(c) For purposes of this Agreement, “Change in Control” shall mean any of the following:

(i)	any “person,” as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)	the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii)

the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or

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arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i). For the avoidance of doubt, a migratory merger of the Company for the principal purpose of re-domiciling the Company shall not constitute a Change in Control.”

8. Proprietary Information, Noncompetition and Cooperation.

(a) Restrictive Covenants and Assignment of Inventions. The Executive agrees to honor the obligations and restrictive covenants set forth in the Proprietary Information and Inventions Agreement attached hereto as Exhibit B (the “Confidentiality and Assignment Agreement”), the terms of which are incorporated by reference as material terms of this Agreement.

(b) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall use reasonable efforts to cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive shall use reasonable efforts to cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(b).

(c) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by the Executive of the promises set forth in this Section 8 and the Confidentiality and Assignment Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the

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Executive breaches, or proposes to breach, any portion of this Agreement and the Confidentiality and Assignment Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(d) Protected Reporting; Defend Trade Secrets Act Immunity. Nothing in this Agreement or the Confidentiality and Assignment Agreement, and nothing in any policy or procedure, in any other confidentiality, employment, separation agreement or in any other document or communication from the Company limits the Executive’s ability to file a charge or complaint with any government agency concerning any acts or omissions that the Executive may believe constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law regulation or affects the Executive’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by a government agency, including by providing documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the U.S. Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any U.S. or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(e) Non-Competition and Non-Solicitation. In order to protect the Company’s proprietary information and good will, during the Executive’s employment with the Company and for a period of twelve (12) months following the termination of Executive’s employment for any reason (the “Restricted Period”), the Executive will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any Competing Business. For the avoidance of doubt, in the event the Executive is put on Garden Leave, the duration of the Garden Leave shall be included into the Restricted Period. For purposes hereof, the term “Competing Business” shall mean any entity engaged in the discovery, development or commercialization of CAS9 technology for human therapeutics. Notwithstanding the foregoing, nothing contained hereinabove or hereinbelow shall be deemed to prohibit the Executive from (i) acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) not exceeding 2% of such corporation’s (or other entity’s) then outstanding shares of capital stock (or equity interest), or (ii) working for a line of business, division or unit of a larger entity that competes with the Company as long as the Executive’s activities for such line of business, division or unit do not involve work by the Executive on matters that are directly competitive with the Company’s business. In addition, during the Restricted Period, the Executive will not, directly or indirectly, in any manner, other than for the benefit of the Company (i) divert or take away customers of the Company or any of its suppliers; and/or (ii) solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company for any reason (other than the termination of subordinate employees undertaken in the course of my employment with the Company). The Executive

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acknowledges and agrees that if the Executive violates any of the provisions of this Section 8(e), (i) the running of the Restricted Period will be extended by the time during which the Executive engages in such violation(s), but in no event for a period exceeding three (3) years following the end of the Employment Period and (ii) the Executive must provide compensation for the damage incurred by the Company, if any, resulting from the violation of the provisions of this Section 8(e).

9. Integration. This Agreement and the Confidentiality and Assignment Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

10. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

11. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Survival. The provisions of this Agreement and the Confidentiality and Assignment Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chairman of the Board.

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15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

16. Entry into Force. This Agreement enters into force on the first trading day of the of the Company shares at an internationally recognized stock exchange.

17. Governing Law. This Employment Agreement and all disputes between the parties in connection to this Employment Agreement shall be governed by the laws of Switzerland excluding its conflict of laws rules. All terms of employment not explicitly governed by this Employment Agreement are governed by the Swiss Code of Obligations.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19. Assignment and Transfer by the Company. The Company will have the right to assign and/or transfer this Agreement to its affiliates, successors and assigns. The Executive expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ the Executive may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as per the date written below

Place, Date: London, 6 October 2016	Place, Date: Madrid, 6 October 2016

CRISPR Therapeutics AG	Executive

/s/ Tyler Dylan-Hyde	/s/ Rodger Novak
Tyler Dylan-Hyde	Rodger Novak

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Exhibit A

RELEASE OF CLAIMS

This Release of Claims (the “Release”) is entered into by and between Rodger Novak, Oberwilerstrasse 26, CH-4054 (the “Executive”) and CRISPR Therapeutics AG (the “Company”) in connection with the “Employment Agreement” between the Executive and the Company dated [DATE]. For purposes of this Release, the Company and its affiliates shall individually and collectively be referred to as the “Company.” This is the Release referenced in Section 6(b) of the Employment Agreement. Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Employment Agreement.

1. Executive’s Release of Claims. The Executive voluntarily releases and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former members, partners, directors, officers, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (collectively, “Claims”) that, as of the date when the Executive signs this Release, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This general release of Claims includes, without implication of limitation, the release of all Claims:

•	relating to the Executive’s employment by and termination from employment with the Company or any related entity;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of discrimination or retaliation under any applicable law;

•	of defamation or other torts;

•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

2. Limitations on Executive’s Release of Claims. Notwithstanding anything in Section 1 of this Release to the contrary:

a. Employment Agreement. Nothing in this Release limits the Executive’s rights to (i) reimbursement of unreimbursed expenses pursuant to Section 4(e) of the

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Employment Agreement, (ii) payment of accrued but unpaid Base Salary, or (iii) indemnification to the extent applicable.

b. Equity. Nothing in this Release is intended to affect the Executive’s rights or obligations arising under the documents and agreements relating to the Executive’s purchase and ownership of the common shares of the Company or any other stockholder’s agreement between the Executive and the Company (collectively, the “Equity Documents”).

3. Ongoing Obligations of the Executive. The Company and the Executive hereby reaffirm their ongoing obligations under the Employment Agreement and the Confidentiality and Assignment Agreement (the “Ongoing Obligations”), which are incorporated herein by reference.

4. Nondisparagement. Executive agrees not to make any disparaging, critical or otherwise detrimental statements to any person or entity concerning any Releasee or the products or services of any Releasee. This nondisparagement obligation shall not in any way affect the Executive’s obligation to testify truthfully in any legal proceeding.

5. No Assignment. The Executive represents that he has not assigned to any other person or entity any Claims against any Releasee.

6. Right to Consider and Revoke Release. The Executive acknowledges that he has been given the opportunity to consider this Release for a period ending one month after the last day of the employment relationship (the “Consideration Period”). In the event the Executive executed this Release before the end of the Consideration Period, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release until the end of the Consideration Period. To accept this Release, the Executive shall deliver a signed Release to the Company before the end of the Consideration Period. This Release shall take effect only if it is executed within the Consideration Period as set forth above and if it is not revoked the Consideration Period. If the conditions set forth in this Section 7 are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

7. Other Terms.

a. Legal Representation; Review of Release. The Executive acknowledges that he has been advised to discuss all aspects of this Release with his attorney, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

b. Binding Nature of Release. This Release shall be binding upon the Executive and upon his heirs, administrators, representatives and executors.

c. Modification of Release; Waiver. This Release may be amended, only upon a written agreement executed by the Executive and the Company.

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d. Severability. In the event that at any future time it is determined by a court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.

e. Governing Law: This Release and all disputes between the parties in connection to this Release shall be governed by the laws of Switzerland excluding its conflict of laws rules.

f. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

g. Entire Agreement; Absence of Reliance. This Release constitutes the entire agreement between the Executive and the Company and supersedes any previous agreements or understandings between the Executive and the Company, except the Equity Documents, the Ongoing Obligations and any other obligations specifically preserved in this Agreement. The Executive acknowledges that he is not relying on any promises or representations by the Company or the agents, representatives or attorneys of any of the entities within the definition of Company regarding any subject matter addressed in this Release.

IN WITNESS WHEREOF, the parties have executed this Release as per the date written below

Place, Date:	Place, Date:

CRISPR Therapeutics AG	Executive

Rodger Novak

Employment Agreement CRISPR Therapeutics AG	16

EXHIBIT B